UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): August 29, 2013

Unum Group

(Exact Name of Registrant as Specified in Charter)

Delaware	001-11294	62-1598430
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1 Fountain Square

Chattanooga, Tennessee 37402

(Address of Principal Executive Offices, including Zip Code)

(423) 294-1011

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01.	Entry Into A Material Definitive Agreement.

On August 29, 2013, Unum Group (the “Company”) entered into a credit agreement for a five year, $400 million senior unsecured revolving credit facility (the “Credit Facility”) among the Company, as borrower, the lenders named below, Wells Fargo Bank, National Association, as Administrative Agent, L/C Agent, Fronting Bank and Swingline Lender, JPMorgan Chase Bank, N.A. and SunTrust Bank, as Co-Syndication Agents, and Bank of America, N.A., Citibank, N.A., Regions Bank and U.S. Bank National Association, as Co-Documentation Agents. Under the terms of the agreement, the aggregate amount of commitments may be increased upon request up to $600 million. The proceeds of the Credit Facility will be used to provide for the working capital and general corporate purposes of the Company and its subsidiaries.

The Company may borrow under the Credit Facility until August 29, 2018 (the “Commitment Termination Date”). On the Commitment Termination Date, the revolving loans become due and payable in full. Letters of credit may be issued until, but excluding, the Commitment Termination Date, although they can be renewed for successive periods of one-year or less so long as the expiration date does not go beyond the first anniversary of the Commitment Termination Date. The agreement provides for interest rates based on either the prime rate or LIBOR, as adjusted.

The agreement contains financial covenants, negative covenants and events of default that are customary for a facility of this type. The two primary financial covenants include limitations based on the Company’s leverage ratio (consolidated indebtedness to total capitalization), which is not to exceed 35%, and consolidated net worth, which shall not be less than the sum of $4,782,000,000 plus 25% of the Company’s consolidated net income (provided such consolidated net income is positive) for each fiscal quarter ending after the closing date, plus 50% of the aggregate cash net proceeds from each equity issuance consummated by the Company or any of its subsidiaries on or after the closing date. The Company is also subject to covenants that limit subsidiary indebtedness. As of August 29, 2013, there were no borrowings under the agreement.

The lenders are: Wells Fargo Bank, National Association; JPMorgan Chase Bank, N.A.; SunTrust Bank; Bank of America, N.A.; Citibank, N.A.; Regions Bank; U.S. Bank National Association; Branch Banking and Trust Company; Fifth Third Bank; and The Bank of New York Mellon.

The foregoing description of the Credit Facility does not purport to be complete and is qualified in its entirety by reference to the complete text of the Credit Facility, which is attached as Exhibit 10.1 and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 above is incorporated by reference into this Item.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 10.1	Credit Agreement, dated as of August 29, 2013, among Unum Group, as Borrower, Wells Fargo Bank, National Association, as Administrative Agent, L/C Agent, Fronting Bank and Swingline Lender, JPMorgan Chase Bank, N.A. and SunTrust Bank, as Co-Syndication Agents, and the other lenders named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 30, 2013	UNUM GROUP

	By:	/s/ Susan N. Roth
Susan N. Roth, Vice President, Transactions,
SEC and Corporate Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

Exhibit 10.1	Credit Agreement, dated as of August 29, 2013, among Unum Group, as Borrower, Wells Fargo Bank, National Association, as Administrative Agent, L/C Agent, Fronting Bank and Swingline Lender, JPMorgan Chase Bank, N.A. and SunTrust Bank, as Co-Syndication Agents, and the other lenders named therein.